Exhibit 10.1

EXECUTION DOCUMENT

SEPARATION AGREEMENT

1.                                       This Separation Agreement (this “Agreement”), dated as of October 2, 2012, is by and between John N. Molbeck, Jr. (“Executive”) and HCC Insurance Holdings, Inc., a Delaware corporation (“Company”).  Unless otherwise specifically indicated, all terms used in this Agreement shall have the meaning as set forth in the Executive’s Employment Agreement entered into and effective on May 5, 2009, and as amended on May 15, 2012 (the “Employment Agreement”).

2.                                       The Company currently employs Executive as its Chief Executive Officer (“CEO”) pursuant to the Employment Agreement.  Executive also serves as a director of the Company and certain of the Company’s wholly owned subsidiaries.  All references in this Agreement to the Company shall be deemed to include, unless the context otherwise requires, all of the subsidiaries of the Company.  Executive hereby resigns from his position as CEO effective as of December 19, 2012 and resigns from all of his other positions as an officer of the Company and each of its subsidiaries effective as of December 19, 2012 (the “Resignation Date”).  Executive hereby also resigns as a director of each of the Company’s subsidiaries as of the Resignation Date, but shall (a) remain an employee of the Company with the specific intention that the CEO would assign such duties to Executive that would provide him with a level of services to the Company or its subsidiaries that is 50% or more of the average level of services performed by Executive during the 36-month period immediately preceding the Resignation Date, and be  subject to the direction of and work in consultation with the CEO with such duties as assigned by the CEO commensurate with Executive’s previous responsibilities as CEO, from the Resignation Date until midnight Central time on May 31, 2013 (the “Retirement Date”), and (b) remain a director of the Company until such time as his term as a director ends and he is not re-elected.  Beginning on the Retirement Date and for so long as he continues to serve as a director of the Company, Executive shall be compensated as an outside director.

3.                                       The parties agree that Executive has received all sums owing to him by the Company pursuant to the Employment Agreement except for (a) Base Salary payments, medical benefits and other employee benefits arising after the date of this Agreement through the Retirement Date,  (b) payment for accrued but unused vacation, if any, arising prior to the Retirement Date; (c) expenses for which he is entitled to reimbursement; (d) Bonus Payment for 2012 under the Company’s 2008 Flexible Incentive Plan as described in paragraph 6 of this Agreement, (e) deferred compensation accrued and accruing under the HCC Insurance Holdings, Inc. NonQualified Deferred Compensation Plan for John N. Molbeck, Jr. (the “Deferred Compensation Plan”), including all contributions made by the Company on his behalf to the Deferred Compensation Plan after the date of this Agreement through the Retirement Date as described in paragraph 4 of this Agreement,  and (f) Consulting Agreement payments described in Section 6 of the Employment Agreement arising after the Retirement Date.  Executive shall submit requests for reimbursement of any unpaid expenses incurred prior to the Retirement Date within 60 days of the Retirement Date, for which the Company shall reimburse him in accordance with its usual policy with regard to reimbursement of employees.

4.                                       In accordance with Section 3.4 of the Deferred Compensation Plan, for each month following the date of this Agreement through and including May 2013, the Company shall make a contribution to Executive’s Participant Account in the amount and at such times as would be required under Section 3.3 of the Deferred Compensation Plan but for the termination of the Employment Agreement as provided herein.  .  In accordance with Section 409A of the Internal Revenue Code, as amended (“Section 409A”), the Retirement Date will constitute “Participant’s Separation from Service” date under the Deferred Compensation Plan and Executive’s rights under the Deferred Compensation Plan shall thereafter be as provided therein.

5.                                       Following the Resignation Date, the Employment Agreement shall be terminated, and, except as otherwise expressly provided in this Agreement, all of Executive’s and the Company’s obligations under the Employment Agreement that are performable prior to the Resignation Date shall be terminated and of no further force and effect.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the following agreements shall survive the termination of the Employment Agreement:

(a)                                  Executive will continue to accrue and receive the (i) Base Salary, and (ii) medical and other benefits,  as described in Section 3(a) and 3(e), respectively, of the Employment Agreement through the Retirement Date.

(b)                                 In accordance with Section 3(g) of the Employment Agreement, within thirty (30) days of the Retirement Date, the Company shall assign to Executive the $1,000,000 in aggregate face amount of life insurance policy that the Company has been keeping in effect for Executive.  Following the Retirement Date, Executive shall be responsible for paying all premiums on such life insurance policies.

(c)                                  Following the earlier to occur of the Retirement Date and the date Executive otherwise separates from service with the Company (without regard to the reason for such separation), Executive (if living) and each of Executive’s “qualified beneficiaries” (as defined by COBRA) shall be covered under the Company Health Plans during the Coverage Continuation Period.

(i)                                     The Company shall pay, on behalf of Executive and his qualified beneficiaries, the premium cost of such coverage and shall treat and report such payment as taxable compensation of Executive (that is, the Company shall report such payment as if Executive had paid such premium and been reimbursed by the Company).  Executive or his qualified beneficiary shall be responsible for all copays, coinsurance, deductibles, and similar participant costs of such coverage.  The parties intend that benefits payable from the Company Health Plans during the Coverage Continuation Period shall be excludable from the income of Executive and his qualified beneficiaries under section 104 and/or other applicable provisions of the Internal Revenue Code.

(ii)                                  If the Company ceases to maintain any Company Health Plans during the Coverage Continuation Period, or if Executive and/or his eligible qualified beneficiaries are otherwise not eligible to participate in the Company Health Plans, the Company shall reimburse Executive for the cost of the premium for one or more individual health insurance policies which provide benefits to Executive and his eligible qualified beneficiaries that are comparable in the aggregate to the benefits provided under the Company Health Plans last in effect (exclusive of the Company’s health flexible spending account plan and determined after applying the Company Health Plan provisions regarding coordination of benefits if other health coverage (including Medicare) is available to Executive).

(iii)                               The “Coverage Continuation Period” for Executive and each qualified beneficiary (including Executive’s spouse) is the period ending on (A) in the case of Executive, the date Executive dies; (B) in the case of Executive’s spouse, the date Executive’s spouse dies; and (C) in the case of each child of Executive who is a qualified beneficiary (if any), the date on which such qualified beneficiary would have ceased to be eligible for coverage under the terms of the Company Health Plans if Executive had continued to be an active employee of the Company.

(iv)                              The reimbursement of medical benefit costs shall be as set out in Section 3(e)(4) of the Employment Agreement. This paragraph 5(c) reaffirms and extends the Company’s obligations as set out in Section 3(e)(3) of the Employment Agreement and is not intended to expand or reduce the benefits therein conferred on Executive or his qualified beneficiaries.

(d)                                 In accordance with Section 5(h) of the Employment Agreement, Executive hereby reaffirms Executive’s obligations under the following sections of the Employment Agreement, which Executive and the Company agree shall continue to apply to Executive following the Resignation Date as if recited herein in full:  Sections  5(a) Non-Competition During Employment, 5(b) Conflicts of Interest, 5(c) Non-Competition After Termination, 5(d) Non-Solicitation of Customers, 5(e) Non-Solicitation of Employees, 5(f) Confidential Information, 5(g) Return of Documents, Equipment, Etc., 5(k) Breach, 5(m) Extension of Post-Employment Restrictions, and 5(n) Enforceability.

(e)                                  In accordance with Section 6 of the Employment Agreement, the Company and the Executive reaffirm their respective obligations for the consulting services which obligations shall commence immediately following the Retirement Date pursuant to the terms as set out in Section 6 of the Employment Agreement; provided, however, that in accordance with Section 17 of this Agreement, any payments accrued under the Consulting Agreement from the Retirement Date shall paid to Executive in a lump on December 2, 2013.

6.                                       On March 15, 2013, provided that (i) Executive is still employed by the Company on such date (except that this Paragraph 6(i) shall not apply if Executive’s employment is terminated by reason of his death, Disability, a Change in Control of the Company or by the Company without Cause), (ii) Executive is in compliance with Executive’s obligation under paragraph 5(d) of this Agreement, and (iii) the Company has satisfied the performance goals required for such payment, the Company shall pay to the Executive a Bonus for 2012 under the Company’s 2008 Flexible Incentive Plan, which payment shall not be less than 0.75% or greater than 1.00%, as finally determined in the sole discretion of the Board of Directors of the Company, of the Company’s pre-tax income as reported in the Company’s audited financial statements for its fiscal year-ending December 31, 2012.  For purposes of this Agreement, “Disability,” “Change in Control,” and “Cause” shall have the same meaning as set forth in the Employment Agreement.

7.                                       On May 31, 2013, provided that (i) Executive is still employed by the Company on such date (except that this Paragraph 7(i) shall not apply if Executive’s employment is terminated by reason of his death, Disability,  a Change in Control of the Company or by the Company without Cause), (ii) Executive is in compliance with Executive’s obligation under paragraph 5(d) of this Agreement, and (iii) the Company has satisfied the performance goals required for such payment, the Company shall pay to the Executive a discretionary bonus for 2013, which payment shall not be greater than 1.00% of the Company’s pre-tax income as reported in the Company’s audited financial statements for the quarter-ending March 31, 2013 and which may be zero, as determined in the sole discretion of the Board of Directors of the Company. For purposes of this Agreement, “Disability” and “Change in Control” shall have the same meaning as set forth in the Employment Agreement.

8.                                       For the period commencing on January 1, 2013 and ending on the Retirement Date, Executive shall be entitled to use the Company’s aircraft for three (3) round-trip personal flights within the continental United States.  Personal use of the Company’s aircraft shall be taxable to Executive based on the then-current Internal Revenue Service rules for the taxation of such benefit.

9.                                       For avoidance of doubt, so long as (i) Executive’s employment is not terminated for Cause and (ii) Executive does not voluntarily terminate his employment with the Company prior to the Retirement Date, the Company shall, for the period from the date this Agreement is entered into through the Retirement Date: (A) continue to contribute to Executive’s account under the Deferred Compensation Plan (and Executive shall continue to accrue benefits thereunder) as provided in Paragraph 4 of this Agreement; (B) pay all premiums under the life insurance policy addressed in Paragraph 5(b) of this Agreement; (C) assign such life insurance policy to Executive on the Retirement Date; (D) pay all Base Salary to Executive through the Retirement Date; and (E)   deliver the restricted shares that have vested on the Retirement Date pursuant to the two Restricted Stock Award Agreements between the Company and the Executive with a grant date of January 4, 2010.

10.                                 No modification to any provisions contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

11.                                 If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.

12.                                 This Agreement shall be construed in accordance with Texas law.

13.                                 Except as expressly set forth in this Agreement, the Deferred Compensation Plan  and those certain Restricted Stock Award Agreements for the award of 35,474 shares and 106,421 shares of the Company’s stock (both of which were granted to the Executive on January 4, 2010),  this Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement.  Any other agreements, discussions, promises, and representations have been and are integrated into and superseded by this Agreement, the Restricted Stock Award Agreement and the Deferred Compensation Plan.

14.                                 With respect to Executive, this Agreement shall also bind and inure to the benefit of his respective heirs and assigns.  With respect to the Company, this Agreement shall also bind and inure to the benefit of any affiliated entities, successor-in-interests, or assigns.

15.                                 Any notices required to be given shall be given as set forth in Section 10 of the Employment Agreement

16.                                 This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

17.                                 Any payments required to be delayed as a result of the Executive’s classification as a “specified employee” for purposes of Section 409A shall be accumulated during the six-month period following the Executive’s Retirement Date and paid in a lump sum payment on the earlier of December 2, 2013 or the death of the Executive.

[Signature page follows.]

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Christopher J.B. Williams
Christopher J.B. Williams, Jr., President

/s/ John N. Molbeck, Jr.
John N. Molbeck, Jr.